SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2003

VIXEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-27221	84-1176506
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(I.R.S. Employer Identification Number)

11911 North Creek Parkway South
Bothell, Washington 98011
(Address of principal executive office)

(425) 806-5509
(Registrant's telephone number including area code)

Item 5. Other Events and Required FD Disclosure

            On February 14, 2003, Vixel Corporation (the “Company”) entered into a Series B Convertible Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”) whereby certain investors have agreed to purchase for $8 million, subject to certain conditions, approximately 3.8 million shares of the Company’s Series B Convertible Preferred Stock (the “Series B Shares”) and warrants to purchase up to approximately 1.1 million shares of common stock of the Company at $2.63 per share (the “Warrants).  The terms of the private placement are more fully set forth in the Purchase Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.   The Series B Shares will be subject to the terms and conditions set forth in the Certificate of Designation, Preferences and Rights attached hereto as Exhibit 3.1 and incorporated herein by reference.  The Warrants will be subject to the terms and conditions set forth in the form of warrant attached hereto as Exhibit 4.1 and incorporated herein by reference.  Pursuant to the Form of Registration Rights Agreement attached hereto as Exhibit 4.2 and incorporated herein by reference, the Company will agree to prepare and file with the Securities and Exchange Commission one or more registration statements covering the resale of the shares of the Company’s Common Stock issuable upon the conversion of the Series B Shares and upon exercise of the Warrants.

            On February 18, 2003, the Company issued a press release related to the Purchase Agreement and the transactions contemplated thereby. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.     Financial Statements, Pro FormaFinancial Information and Exhibits.

(a)	Financial Statements: Not Applicable
(b)	Pro Forma Financial Information: Not Applicable
(c)	Exhibits
3.1	Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock of Vixel Corporation.
4.1	Form of Warrant to Purchase Common Stock of Vixel Corporation.
4.2	Registration Rights Agreement dated as of February 14, 2003, by and between Vixel Corporation and the investors signatory thereto.
10.1	Series B Convertible Preferred Stock and Warrant Purchase Agreement, dated as of February 14, 2003, by and between Vixel Corporation and the investors signatory thereto.
99.1	Press Release issued February 18, 2003.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIXEL CORPORATION

Dated: February 19, 2003	By:	/s/ Kurtis L. Adams

Kurtis L. Adams Chief Financial Officer, Vice President of Finance, Treasurer and Secretary